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                                               Filing pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-62614



               PROSPECTUS SUPPLEMENT NO 6. DATED NOVEMBER 15, 2001

                       (TO PROSPECTUS DATED JUNE 8, 2001)

                                 780,000 SHARES

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.


                                  COMMON STOCK


      You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should consider when making your investment decision. You should rely only on information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this document.

      The prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                 USE OF PROCEEDS

      Sunrise will not receive any cash proceeds from the issuance of the common stock offered by this prospectus supplement. The shares will be issued and sold in full payment and satisfaction of an aggregate of $225,000 of indebtedness owed by Sunrise to two of our vendors as described below.
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                              PLAN OF DISTRIBUTION

      To date, and not including the issuance of shares of common stock to this prospectus supplement, we have issued 4,818,121 shares of common stock pursuant to the prospectus dated June 8, 2001 which is part of our Registration Statement on Form S-3 (File No. 333-62614).

      We are offering a total of 750,000 shares of common stock at a price of $0.27 per share to Steve Antebi as reasonable consideration, and in full satisfaction of an up-front fee in the amount of $202,500 that we owe Steve Antebi for financial advisory and consulting services under the terms of an agreement that we have entered into with him.

      We are offering a total of 30,000 shares of common stock at a price of $0.27 per share to HyeKwang Technologies Co, Ltd. as reasonable compensation for, consulting services that they have previously rendered and in full payment and satisfaction of $9,000 of indebtedness we owe them in connection with consulting services that they have previously rendered to us.

      No party is acting as an underwriter with respect to this offering.

                           MARKET FOR OUR COMMON STOCK

      Our common stock is listed on the NASDAQ National Market under the symbol "SNRS". On November 14, 2001 our opening price of one share of common stock was $0.27 and the closing price was $0.28. As of November 14, 2001, we had 59,462,666 shares of common stock outstanding.

                       WHERE YOU CAN FIND MORE INFORMATION

      The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents listed in the prospectus beginning on page 21.